Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF EVOLENT HEALTH, INC.

EVOLENT HEALTH, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”) does hereby certify as follows:
1.This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 14, 2016 (the “Certificate of Incorporation”).
2.This amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.
3.Article V of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:
ARTICLE V
SECTION 5.01. Board of Directors. (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board. Except as otherwise fixed by or pursuant to the provisions of Article IV of this Certificate relating to the rights of the holders of any series of Preferred Stock or any class or series of stock having a preference over the Common Stock as to dividends or upon dissolution, liquidation or winding up, the total number of the directors of the Corporation shall not be more than ten, with the then‑authorized number of directors being fixed from time to time by or pursuant to the By-laws; provided that the number of directors may be increased if necessary to satisfy the requirements of applicable laws and stock exchange regulations.
(b) During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV, then upon the commencement, and for the duration, of the period during which such right continues: (i) the then total authorized number of directors of the Corporation shall automatically be increased by such specified number of additional directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors pursuant to the provisions of the Board’s designation for the series of Preferred Stock, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total and authorized number of directors of the Corporation shall be reduced accordingly.
SECTION 5.02. Classified Board. Prior to the date of the 2023 annual meeting of stockholders, the Board (other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to Article IV (the “Preferred Stock Directors”)) shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Any director elected prior to the date of the 2021 annual meeting of stockholders will serve for a three-year term expiring on the date of the third annual meeting of stockholders of the Corporation following the annual meeting of stockholders at which that Director was elected. Each director elected at the 2021 annual meeting of stockholders will be elected for a one-year term expiring at the 2022 annual meeting of stockholders. Each director elected at the 2022 annual meeting of stockholders will be elected for a one-year term expiring at the 2023 annual meeting of stockholders. At the 2023 annual meeting of stockholders and at each annual meeting of stockholders thereafter, all directors will be elected for a one-year term expiring at the next annual meeting of stockholders. In case of any increase or decrease in the number of directors (other than Preferred Stock Directors) prior to the date of the 2023 annual meeting of stockholders, the number of directors in each class shall be apportioned as nearly equal as possible.
SECTION 5.03. Advance Notice of Nominations. Advance notice of nominations for the election of directors shall be given in the manner and to the extent provided in the By-laws.
SECTION 5.04. Vacancies and Newly Created Directorships. Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV of this Certificate relating to the rights of the holders of any series of Preferred Stock or any class or series of stock having a preference over the Common Stock as to dividends or upon dissolution, liquidation or winding up, newly created directorships resulting from any increase in the number of directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause shall only be filled by the Board, and not by the stockholders, by the affirmative vote of a majority of the remaining directors then in office, or by a sole remaining director, even though less than a quorum of the Board, subject to the terms of the Stockholders Agreement (so long as such agreement remains in effect). Prior to the date of the 2023 annual meeting of stockholders, any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified. From and after the date of the 2023 annual meeting of stockholders, any director so chosen shall hold office until the next succeeding annual meeting of stockholders and thereafter until his or her successor shall be elected and qualified. No decrease in the number of directors constituting the Board shall shorten the term of any director then in office.
SECTION 5.05. Removal of Directors. Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to

Article IV, any director or the entire Board may be removed from office (a) prior to the date of the 2023 annual meeting of stockholders, at any time, but only for cause and only by the affirmative vote of at least 75% of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, subject to the terms of the Stockholders Agreement (so long as such agreement remains in effect) or (b) on or after the date of the 2023 annual meeting of stockholders, at any time, with or without cause by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, subject to the terms of the Stockholders Agreement (so long as such agreement remains in effect).
SECTION 5.06. No Cumulative Voting. There shall be no cumulative voting in the election of directors.

4. Article VII of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

ARTICLE VII

SECTION 7.01. Adoption, Amendment or Repeal of By-Laws. In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized to make, alter, amend or repeal the By-laws, subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to make, alter, amend or repeal the By-laws; provided, that with respect to the powers of stockholders entitled to vote with respect thereto to make, alter, amend or repeal the By-laws, in addition to any other vote otherwise required by law, the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote with respect thereto, voting together as a single class, shall be required to make, alter, amend or repeal the By-laws.

5. Article VIII of the Certificate of Incorporation is hereby amended and restated in its             entirety as follows:
ARTICLE VIII

SECTION 8.01. Amendments. The Corporation reserves the right to amend, alter, change or repeal (whether directly, by the filing of a certificate of designations, powers, preferences,

rights or privileges, by a Business Combination Transaction or otherwise) any provision contained in this Certificate, in the manner now or hereafter prescribed by this Certificate and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article VIII. Notwithstanding the foregoing, no provision of this Certificate may be repealed or amended (whether directly, by the filing of a certificate of designations, powers, preferences, rights or privileges, by a Business Combination Transaction or otherwise) in any respect, and no other provision may be adopted, amended (whether directly, by the filing of a certificate of designations, powers, preferences, rights or privileges, by a Business Combination Transaction or otherwise) or repealed which would have the effect of modifying or permitting the circumvention of any provision set forth herein, unless such action is approved by the affirmative vote of the holders of not less than a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote with respect thereto, voting together as a single class.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 10th day of June, 2021.

EVOLENT HEALTH, INC.

By: /s/ Jonathan Weinberg
Name: Jonathan D. Weinberg
Title: General Counsel and Secretary